UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 14 , 2008

BroadVision, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-28252	94-3184303
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1600 Seaport Blvd, Suite 550, North Bldg, Redwood City, California		94063
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant's telephone number, including area code:	(650) 331-1000

______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

    On November 14, 2008, BroadVision (Delaware) LLC, a Delaware limited liability company ("BVD"), which was then a wholly owned subsidiary of  BroadVision, Inc. (the "Company"),  entered into a Share Purchase Agreement (the "Purchase Agreement") with CHRM LLC, a Delaware limited liability company, and the Company and CHRM LLC then entered into an Amended and Restated Operating Agreement of BroadVision (Delaware) LLC dated as of November 14, 2008 (the "BVD Operating Agreement"). Under these agreements, CHRM LLC received, in exchange for the assignment of certain intellectual property rights, 20 Class B Shares of BVD, representing the right to receive 20% of any "net profit" from a "capital transaction" (as such terms are defined in the BVD Operating Agreement) of BroadVision (Barbados) Limited (“BVB”). A "capital transaction" under that agreement is any merger or sale of substantially all of the assets of BVB as a result of which the members of BVB will no longer have an interest in BVB or the assets of BVB will be distributed to its members.

    BVD owns, indirectly through its ownership of all of the outstanding shares of BVB, all of the outstanding shares of the Company's China subsidiary, BroadVision OnDemand (Beijing) Ltd. ("BVOD"). BVOD has developed and is beginning to commercialize the Company's new "CHRM" family of workforce relationship management solutions that are offered to customers through a licensing model known as software as a service, or SaaS. The concept underlying the CHRM product family originated as a new stand-alone company idea that was initiated in China in 2005 by a group of engineers and business executives that included Dr. Pehong Chen, the Company's Chairman, Chief Executive Officer and largest stockholder. At the time the CHRM product idea was conceived, the Company was actively seeking to be acquired in a transaction that was publicly announced but ultimately abandoned in late 2005. Shortly after the acquisition transaction was abandoned, the CHRM development project, which was then at an early stage, was absorbed into the Company.

    The CHRM family of products was commercially launched in China by BVOD in November 2007 and in the United States by the Company in January 2008. Revenues related to the CHRM product family were not material in 2007 and are not expected to be material in 2008. The Company and BVOD are in the process of entering into license, distribution and services agreements with respect to the commercialization of the CHRM product family and related services. In support of BVOD's efforts to commercialize the CHRM product family in China, the Company is appointing BVOD as its exclusive licensee to operate its Kona * Kukini, or K 2,  software for purposes of offering the CHRM products on a SaaS basis to customers in China. The Company is also appointing BVOD as its exclusive sales representative for purposes of licensing the K 2  products on an enterprise license basis to customers in China. In return, BVOD is appointing the Company as its exclusive licensee for the purpose of offering the CHRM family of products on a SaaS basis to customers everywhere in the world except China. The Company and BVOD are also each providing various types of professional and business services to each other.

    In view of the origins of the CHRM project outside the Company and in order to ensure that the Company and its subsidiaries have full ownership of the product, in 2007 the Company advised Dr. Chen and certain other individuals involved in the CHRM development project that a limited liability company owned by them would have an indirect 20% interest in BVOD and, accordingly, the CHRM product family. The Purchase Agreement and the BVD Operating Agreement were entered into in order to implement that understanding. CHRM LLC's principal owner is Honu Holdings LLC ("Honu"), a Delaware limited liability company that is wholly owned by Dr. Chen. Honu owns all of the Class A Shares of CHRM LLC, representing the right to control CHRM LLC and to receive approximately 85% of the net profit from a "capital transaction" of CHRM LLC (defined in the same way as in the BVD Operating Agreement) and 100% of CHRM LLC's net profit or loss other than from a capital transaction. The other membership interests in CHRM LLC are held by certain employees of the Company or its subsidiaries who played key roles in the CHRM development project. Each of the direct or indirect owners of CHRM LLC has assigned to CHRM LLC any and all rights he or it may have in the CHRM product family, and, under the Purchase Agreement, CHRM LLC has assigned all of those rights to BVD in payment for its Class B Shares of BVD.

    Copies of the Purchase Agreement and the BVD Operating Agreement are filed herewith as exhibits and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits
Exhibits

10.1	Share Purchase Agreement dated as of November 14, 2008 between BroadVision (Delaware) LLC and CHRM LLC

10.2	Amended and Restated Operating Agreement of BroadVision (Delaware) LLC dated as of November 14, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BroadVision, Inc.

November 17, 2008	By:	/s/ Shin-Yuan Tzou

Name: Shin-Yuan Tzou
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Share Purchase Agreement dated as of November 14, 2008 between BroadVision (Delaware) LLC and CHRM LLC
10.2	Amended and Restated Operating Agreement of BroadVision (Delaware) LLC dated as of November 14, 2008